Exhibit 23.4

Consent of Independent Accountants

The Board of Directors

Apple REIT Seven, Inc.

Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Seven, Inc.:

(1)	the use of our report dated April 28, 2006 with respect to the combined balance sheets of the West Houston, Texas—Marriott Residence Inn Hotel as of December 31, 2005 and 2004, and the related combined statements of partners’ equity, operations and cash flows for the years then ended

(2)	the use of our report dated June 1, 2006 with respect to the balance sheet of the Brownsville, Texas—Courtyard by Marriott Hotel as of December 31, 2005, and the related statements of partners’ equity, operations and cash flows for the year then ended

(3)	the use of our report dated May 5, 2006 with respect to the balance sheet of the Stafford, Texas—Hilton Homewood Suites Hotel as of December 31, 2005 and the related statements of partners’ deficit and cash flows for the year then ended

(4)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ L.P. Martin & Company, P.C.

Richmond, Virginia

October 26, 2006